Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports

Fiscal 2018 First Quarter Results from Continuing Operations

Middleton, WI, February 8, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering a portfolio of leading brands providing superior value to consumers and customers every day, today reported results from continuing operations for the first quarter of fiscal 2018 ended December 31, 2017.

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA segment has been reclassified as held for sale and is now reported as discontinued operations for the first quarter and the prior-year period.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2018 First Quarter Highlights from Continuing Operations:

•

Net sales of $646.5 million in the first quarter of fiscal 2018 increased 7.3 percent compared to $602.3 million last year.  Excluding the impact of $7.5 million of favorable foreign exchange and acquisition sales of $24.8 million, organic net sales improved 2.0 percent versus the prior year.

•

Net income from continuing operations of $120.1 million and diluted EPS from continuing operations of $2.07 in the first quarter of fiscal 2018 increased compared to net income of $12.8 million and diluted EPS of $0.21 in fiscal 2017 primarily due to lower interest expense and a net income tax benefit in the first quarter of fiscal 2018 attributable to recently enacted U.S. tax reform.

•

Adjusted diluted EPS of $0.38 in the first quarter of fiscal 2018 increased 8.6 percent versus $0.35 last year predominantly due to a change in the normalized effective tax rate to a blended annual rate of 24.5 percent from 35.0 percent due to changes in the U.S. corporate tax rate.

•	Operating income of $34.0 million in the first quarter of fiscal 2018 fell 44.7 percent versus $61.5 million last year as a result of incremental restructuring costs and higher operating expenses.
•	Operating income margin of 5.3 percent in the first quarter of fiscal 2018 decreased 490 basis points versus 10.2 percent last year.
•

Adjusted EBITDA of $105.7 million in the first quarter of fiscal 2018 increased 0.5% compared to $105.2 million in fiscal 2017.  Excluding the impact of unfavorable foreign exchange of $1.6 million and acquisition EBITDA of $8.7 million, organic adjusted EBITDA of $98.6 million decreased 6.3 percent versus the prior year.

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•

Adjusted EBITDA margin of 16.3 percent in the first quarter of fiscal 2018 decreased 120 basis points compared to 17.5 percent in fiscal 2017 primarily due to unfavorable product mix, operating inefficiencies and input cost inflation.

“In our first quarter, as Spectrum Brands begins reporting continuing operations, we delivered solid reported and organic sales growth of 7% and 2%, respectively,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings. “Hardware & Home Improvement led the way with double-digit growth and a first quarter record.  Regionally, growth was driven by our core U.S. business.  As expected, our organic sales growth was reduced by about $8.4 million, or 1.4%, from the planned exit of a European dog and cat food customer tolling agreement.

“We’re pleased our e-commerce business from continuing operations remained a bright spot in the first quarter, with growth of more than 54% in our core U.S. market,” he said. “We continue to increase our digital and social media marketing investments and add more resources to ensure we are capturing the growing shift of consumer spending to online channels and influencing their purchase decisions wherever they want to buy.

“Our reported adjusted EBITDA improved 0.5% with solid contributions from our Pet acquisitions and a strong level of cost improvements,” Mr. Rouvé said.  “Rising commodity costs and negative currency impacts on our input costs were offsets as well as some unfavorable price mix.  However, it is important to remember that Q1 for our continuing businesses is by far our smallest quarter of the year.

“We’ve made major progress in our key strategic initiatives,” he said.  “Our GAC U.S. footprint consolidation is now complete, which is important as we head into the peak spring and summer period.  Also, our HHI distribution consolidation in Kansas is moving toward completion in February, and our European project to consolidate Pet distribution centers will be completed in early April.  These projects will bring cost savings, lower working capital and improved service levels later this year and beyond.

“Our focus remains on accelerating organic growth, and the Project Alpha initiative we have announced is supporting this objective with higher investments into new product development and digital marketing to launch more innovative products and expand into adjacent categories,” Mr. Rouvé said. “At the same time, our complementary initiative known as Project Ignite aims to redirect our resources and spending to our best growth opportunities and will help fund higher investments through Project Alpha.

“Accordingly, we expect stronger performances in our continuing operations in the out quarters and reaffirm our fiscal 2018 adjusted free cash flow guidance of a record $620-$640 million which includes our discontinued operations,” Mr. Rouvé said.

“January was a month of transformational developments for Spectrum Brands as we announced a definitive agreement to sell our Global Battery and Lighting business to Energizer Holdings for $2 billion in cash in a transaction expected to close by the end of calendar 2018,” he said.  “This is a significant step in our announced strategy to reshape Spectrum Brands into a faster-growing, higher-margin and more focused consumer brands company.  We are actively marketing our Personal Care and Small Appliances businesses as the other key component of our intention to divest our Global Batteries & Appliances segment.

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“We plan to use the net proceeds from these divestitures to reduce debt and repurchase shares, but also to increase our investment in organic growth initiatives as well as bolt-on acquisitions in our remaining businesses,” Mr. Rouvé said.  “This reallocation of capital will result in an increased focus on our 4 core businesses of Hardware & Home Improvement, Global Auto Care, Pet and Home & Garden.  By refocusing in this way, we will strengthen our business and drive long-term growth and shareholder value.”

Fiscal 2018 First Quarter Consolidated Financial Results from Continuing Operations

Net sales of $646.5 million in the first quarter of fiscal 2018 increased 7.3 percent compared to $602.3 million in fiscal 2017.  Excluding the impact of $7.5 million of favorable foreign exchange and acquisition sales of $24.8 million, organic net sales grew 2.0 percent.

Gross profit and gross profit margin in the first quarter of fiscal 2018 were $240.9 million and 37.3 percent, respectively, compared to $239.1 million and 39.7 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to unfavorable mix, the negative impact of the Pet U.S. rawhide safety recall and operating start-up inefficiencies in Hardware & Home Improvement and Global Auto Care from U.S. facility consolidations.

Operating expenses of $206.9 million in the first quarter of fiscal 2018 increased 16.5 percent compared to $177.6 million in the prior year primarily due to increased restructuring and related charges and the impact of acquisitions.

Operating income of $34.0 million in the first quarter of fiscal 2018 fell 44.7 percent versus $61.5 million last year as a result of incremental restructuring costs and higher operating expenses.  Operating income margin of 5.3 percent in the first quarter of fiscal 2018 decreased 490 basis points versus 10.2 percent last year.

Net income from continuing operations was $120.1 million, or $2.07 diluted EPS, in the first quarter of fiscal 2018 on average diluted shares and common stock equivalents outstanding of 57.7 million.  In the first quarter of fiscal 2017, net income from continuing operations was $12.8 million, or $0.21 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.5 million.  The increase in net income and diluted EPS was primarily due to lower interest expense and a net income tax benefit in the first quarter of fiscal 2018 attributable to recently enacted U.S. tax reform.   Adjusted diluted EPS from continuing operations of $0.38 in the first quarter of fiscal 2018 improved 8.6 percent versus $0.35 last year.  As a result of the lower U.S. corporate tax rate due to recently enacted tax reform, fiscal 2018 adjusted EPS reflects a 24.5 percent blended tax rate versus 35.0 percent used in previous years.

Adjusted EBITDA of $105.7 million in the first quarter of fiscal 2018 increased slightly compared to $105.2 million in fiscal 2017.  Hardware & Home Improvement delivered record first quarter adjusted EBITDA.  Excluding the impact of $1.6 million of unfavorable foreign exchange and acquisition EBITDA of $8.7 million, organic adjusted EBITDA of $98.6 million decreased 6.3 percent versus the first quarter of fiscal 2017.  Reported adjusted EBITDA margin declined 120 basis points to 16.3 percent compared to 17.5 percent last year.

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Fiscal 2018 First Quarter Segment Level Data

Hardware & Home Improvement (HHI)

	Three Month Period Ended
(in millions, except %)	December 31. 2017	January 1, 2017	Variance
Net Sales	$325.9	$288.8	$37.1		12.8%
Operating Income	31.6	46.8	(15.2)		(32.5%)
Operating Income Margin	9.7%	16.2%	(650)	bps
Adjusted EBITDA	60.0	59.2	0.8		1.4%
Adjusted EBITDA Margin	18.4%	20.5%	(210)	bps

A double-digit increase in first quarter net sales was driven by strong growth in residential security and plumbing in the U.S. and, to a lesser degree, in Canada.  Excluding favorable foreign exchange impacts of $2.1 million, organic net sales grew 12.1 percent.

Decreases in first quarter operating income and margins were primarily a result of operating start-up issues and restructuring costs connected with the U.S. distribution center consolidation project.  Slightly higher adjusted EBITDA was due to increased volumes, partially offset by lower product mix and operational inefficiencies.

Global Pet Supplies (PET)

	Three Month Period Ended
(in millions, except %)	December 31. 2017	January 1, 2017	Variance
Net Sales	$202.4	$194.2	$8.2		4.2%
Operating Income	13.0	19.5	(6.5)		(33.3%)
Operating Income Margin	6.4%	10.0%	(360)	bps
Adjusted EBITDA	34.1	30.7	3.4		11.1%
Adjusted EBITDA Margin	16.8%	15.8%	100	bps

First quarter net sales increased as a result of $24.8 million of revenues from the PetMatrix and GloFish acquisitions completed in June and May 2017, respectively.  Partially offsetting the increase was a decline in European dog and cat food sales largely from the acceleration of the planned exit of a pet food customer tolling agreement of $8.4 million, which negatively impacted segment sales by approximately 4.3 percent. Further, U.S. companion animal sales were adversely impacted by the rawhide dog chew product safety recall initiated in June 2017, retailer shelf adjustments and sluggish store traffic in certain channels. Lower U.S. aquatics revenues were due to category softness, partially offset by international aquatics growth.  Excluding the impact of favorable foreign exchange of $4.8 million and acquisition sales of $24.8 million, organic net sales decreased 11.0 percent in the first quarter.

Decreased operating income and margin were primarily driven by incremental production costs and operating inefficiencies.  Adjusted EBITDA and margin increased as a result of the PetMatrix and GloFish acquisitions.  Excluding favorable foreign exchange impacts of $0.4 million and acquisition EBITDA of $8.7 million, organic adjusted EBITDA of $25.0 million fell 18.6 percent.

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Home and Garden (H&G)

	Three Month Period Ended
(in millions, except %)	December 31. 2017	January 1, 2017	Variance
Net Sales	$49.3	$49.8	$(0.5)		(1.0%)
Operating Income	0.8	1.7	(0.9)		(52.9%)
Operating Income Margin	1.6%	3.4%	(180)	bps
Adjusted EBITDA	5.4	5.7	(0.3)		(5.3%)
Adjusted EBITDA Margin	11.0%	11.4%	(40)	bps

Slightly lower first quarter net sales were driven by reduced outdoor control revenues due to seasonal order and promotional delays, partially offset by increases in the repellents and household controls categories, as well as growth in Latin America.

Lower operating income, adjusted EBITDA and margins decreased predominantly due to reduced volumes.

Global Auto Care (GAC)

	Three Month Period Ended
(in millions, except %)	December 31. 2017	January 1, 2017	Variance
Net Sales	$68.9	$69.5	$(0.6)		(0.9%)
Operating Income	6.7	13.1	(6.4)		(48.9%)
Operating Income Margin	9.7%	18.8%	(910)	bps
Adjusted EBITDA	14.8	19.8	(5.0)		(25.3%)
Adjusted EBITDA Margin	21.5%	28.5%	(700)	bps

First quarter net sales fell slightly. International growth, especially in Europe, was more than offset by lower U.S. revenues driven primarily by the timing of refrigerant shipments. Excluding favorable foreign exchange impacts of $0.6 million, organic net sales decreased 1.7 percent.

Lower operating income, adjusted EBITDA and margins were predominantly the result of reduced volumes, unfavorable product mix, operating inefficiencies and higher expenses in support of new product launches.

Fiscal 2018 First Quarter Consolidated Results from Discontinued Operations

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA segment has been reclassified as held for sale and is now reported as discontinued operations for the first quarter and the prior-year period.

Income from discontinued operations, net of tax, of $40.9 million and diluted EPS of $0.70 from discontinued operations in the first quarter of fiscal 2018 decreased compared to $52.4 million and $0.89, respectively, in fiscal 2017.  Adjusted diluted EPS from discontinued operations of $0.76 in the first quarter of fiscal 2018 fell 11.6 percent compared to $0.86 last year.

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Liquidity and Debt

Spectrum Brands completed the first quarter of fiscal 2018 on December 31, 2017 with a solid liquidity position, including a cash balance of approximately $138 million and more than $454 million available on its $700 million Cash Flow Revolver.

As of the end of the first quarter of fiscal 2018, the Company had approximately $4,034 million of debt outstanding, consisting of $226 million on its Cash Flow Revolver and a series of secured Term Loans in the aggregate amount of $1,275 million, $2,328 million of senior unsecured notes, and approximately $205 million of capital leases and other obligations.

Fiscal 2018 Outlook

Spectrum Brands expects fiscal 2018 reported net sales from continuing operations to grow above category rates for most categories, along with an anticipated modest positive impact from foreign exchange based upon current rates.

Fiscal 2018 adjusted free cash flow is projected to be approximately $620-$640 million compared to $587 million in fiscal 2017.  Capital expenditures are expected to be between $110 million to $120 million.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 8.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 4889837.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, February 22.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands Holdings' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.01 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that adjusted free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, net cash from operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist

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in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2018 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (13) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of pending or threatened litigation; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) government regulations; (23) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (24) our inability to successfully integrate and

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operate new acquisitions at the level of financial performance anticipate; (25) the unanticipated loss of key members of senior management; (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; (27) the Company’s ability to consummate the announced sale of our Global Battery and Lighting business on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including receipt of regulatory approvals, and our ability to realize the expected benefits of such transaction and to successfully separate such business; (28) the outcome of the Company’ exploration of strategic options for its Personal Care and Small Appliances businesses, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, the Company’s ability to realize the expected benefits of such transaction or transactions and potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction or transactions; and (29) the Special Committee’s exploration and negotiation of a potential transaction with HRG Group, Inc., if any, including uncertainty regarding consummation of such transaction and the terms of such transaction, and, if consummated, the Company’s ability to realize the expected benefits of such transaction, potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc., and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Lower operating income, adjusted EBITDA and margins were predominantly the result of reduced volumes, unfavorable product mix, operating inefficiencies and higher expenses in support of new product launches.

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Period Ended
(in millions, except per share amounts)	December 31, 2017	January 1, 2017
Net sales	$646.5	$602.3
Cost of goods sold	403.8	362.1
Restructuring and related charges	1.8	1.1
Gross profit	240.9	239.1
Selling	113.3	106.6
General and administrative	62.8	60.0
Research and development	7.0	6.6
Acquisition and integration related charges	5.2	3.3
Restructuring and related charges	18.6	1.1
Total operating expenses	206.9	177.6
Operating income	34.0	61.5
Interest expense	38.6	43.0
Other non-operating expense (income), net	1.3	(1.0)
(Loss) income from operations before income taxes	(5.9)	19.5
Income tax (benefit) expense	(126.0)	6.7
Net income from continuing operations	120.1	12.8
Income from discontinued operations, net of tax	40.9	52.4
Net income	161.0	65.2
Net income attributable to non-controlling interest	0.9	—
Net income attributable to controlling interest	$160.1	$65.2
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$119.3	$12.7
Net Income from discontinued operations attributable to controlling interest	40.8	52.5
Net Income attributable to controlling interest	$160.1	$65.2
Earnings Per Share
Basic earnings per share from continuing operations	$2.07	$0.21
Basic earnings per share from discontinued operations	0.70	0.89
Basic earnings per share	$2.77	$1.10
Diluted earnings per share from continuing operations	$2.07	$0.21
Diluted earnings per share from discontinued operations	0.70	0.89
Diluted earnings per share	$2.77	$1.10
Dividends per share	$0.42	$0.38
Weighted Average Shares Outstanding
Basic	57.7	59.3
Diluted	57.7	59.5

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Period Ended
(in millions)	December 31, 2017	January 1, 2017
Cash flows from operating activities
Net income	$161.0	$65.2
Income from discontinued operations, net of tax	40.9	52.4
Net income from continuing operations	120.1	12.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.0	30.0
Share based compensation	3.8	7.2
Amortization of debt issuance costs	2.1	1.8
Purchase accounting inventory adjustment	0.8	—
Non-cash restructuring	(1.5)	0.7
Pet safety recall inventory write-off	1.6	—
Write-off of debt issuance costs	—	1.9
Non-cash debt accretion	0.4	0.2
Deferred tax benefit	(127.1)	19.6
Net changes in operating assets and liabilities	(170.9)	(134.1)
Net cash used by operating activities from continuing operations	(137.7)	(59.9)
Net cash (used) provided by operating activities from discontinued operations	(15.3)	65.7
Net cash (used) provided by operating activities	(153.0)	5.8
Cash flows from investing activities
Purchases of property, plant and equipment	(17.9)	(21.1)
Proceeds from sales of property, plant and equipment	0.6	—
Other investing activities	—	(0.8)
Net cash used by investing activities from continuing operations	(17.3)	(21.9)
Net cash used by investing activities from discontinued operations	(6.9)	(6.8)
Net cash used by investing activities	(24.2)	(28.7)
Cash flows from financing activities
Proceeds from issuance of debt	226.1	168.5
Payment of debt	(29.8)	(133.9)
Payment of debt issuance costs	(0.1)	(0.5)
Payment of cash dividends	(24.2)	(22.6)
Treasury stock purchases	(7.9)	(97.6)
Share based tax withholding payments, net of proceeds upon vesting	(22.2)	(23.2)
Net cash provided (used) by financing activities from continuing operations	141.9	(109.3)
Net cash provided by financing activities from discontinued operations	5.2	6.6
Net cash provided (used) by financing activities	147.1	(102.7)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(6.4)
Net change in cash and cash equivalents	(30.3)	(132.0)
Cash and cash equivalents, beginning of period	168.2	275.3
Cash and cash equivalents, end of period	$137.9	$143.3

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	December 31, 2017	January 1, 2017
Assets
Cash and cash equivalents	$137.9	$168.2
Trade receivables, net	278.4	266.0
Other receivables	18.8	19.4
Inventories	580.7	496.3
Prepaid expenses and other current assets	56.2	54.2
Current assets of business held for sale	1,990.6	603.0
Total current assets	3,062.6	1,607.1
Property, plant and equipment, net	506.0	503.6
Deferred charges and other	61.2	43.5
Goodwill	2,276.4	2,277.1
Intangible assets, net	1,598.6	1,612.0
Noncurrent assets of business held for sale	—	1,376.4
Total assets	$7,504.8	$7,419.7
Liabilities and Shareholders' Equity
Current portion of long-term debt	$20.1	$19.4
Accounts payable	320.7	371.6
Accrued wages and salaries	27.9	50.6
Accrued interest	40.7	48.5
Other current liabilities	118.1	123.4
Current liabilities of business held for sale	608.2	499.9
Total current liabilities	1,135.7	1,113.4
Long-term debt, net of current portion	3,959.2	3,752.6
Deferred income taxes	298.2	493.2
Other long-term liabilities	137.2	58.0
Noncurrent liabilities of business held for sale	—	155.8
Total liabilities	5,530.3	5,573.0
Shareholders' equity	1,964.7	1,837.9
Noncontrolling interest	9.8	8.8
Total equity	1,974.5	1,846.7
Total liabilities and equity	$7,504.8	$7,419.7

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other adjustments. During the three month period ended December 31, 2017, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and professional fees associated with non-acquisition based strategic initiatives of the Company.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate, net of adjustments made to diluted EPS.  For the three month period ended December 31, 2017, the normalized ongoing effective tax rate was updated to 24.5% to reflect a lower effective tax rate from 35% in the three month period ended January 1, 2017 due to changes in the enacted corporate tax rate in the United States.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three month periods ended December 31, 2017 and January 1, 2017, respectively:

	Three Month Period Ended December 31, 2017			Three Month Period Ended January 1, 2017
	Continuing Ops	Discontinued Ops	Total	Continuing Ops	Discontinued Ops	Total
Diluted earnings per share, as reported	$2.07	$0.70	$2.77	$0.21	$0.89	$1.10
Adjustments:
Acquisition and integration related charges	0.09	0.05	0.14	0.06	0.01	0.07
Restructuring and related charges	0.36	0.01	0.37	0.04	0.02	0.06
Debt refinancing costs	—	—	—	0.12	—	0.12
Purchase accounting inventory adjustment	0.01	—	0.01	—	—	—
Pet safety recall	0.13	—	0.13	—	—	—
Other adjustments	0.04	—	0.04	—	—	—
Income tax adjustment	(2.32)	—	(2.32)	(0.08)	(0.06)	(0.14)
Total Adjustments	(1.69)	0.06	(1.63)	0.14	(0.03)	0.11
Diluted earnings per share, as adjusted	$0.38	$0.76	$1.14	$0.35	$0.86	$1.21

The following summarizes the acquisition and integration related charges incurred by the Company for the three month periods ended December 31, 2017 and January 1, 2017:

	Three Month Period Ended December 31, 2017			Three Month Period Ended January 1, 2017
(in millions)	Continuing Ops	Discontinued Ops	Total	Continuing Ops	Discontinued Ops	Total
HHI Business	$2.7	$—	$2.7	$1.9	$—	$1.9
PetMatrix	1.6	—	1.6	—	—	—
Glofish	0.4	—	0.4	—	—	—
Armored AutoGroup	0.2	—	0.2	1.3	0.4	1.7
Other	0.3	2.8	3.1	0.1	0.4	0.5
Total acquisition and integration related charges	$5.2	$2.8	$8.0	$3.3	$0.8	$4.1

The following summarizes the restructuring and related charges incurred by the Company for the three month periods ended December 31, 2017 and January 1, 2017:

	Three Month Period Ended December 31, 2017			Three Month Period Ended January 1, 2017
(in millions)	Continuing Ops	Discontinued Ops	Total	Continuing Ops	Discontinued Ops	Total
HHI distribution center consolidation	$15.2	$—	$15.2	$—	$—	$—
GAC business rationalization initiative	4.0	—	4.0	1.5	—	1.5
PET rightsizing initiative	0.6	—	0.6	—	—	—
Other restructuring initiatives	0.6	0.7	1.3	0.7	1.0	1.7
Total restructuring and related charges	$20.4	$0.7	$21.1	$2.2	$1.0	$3.2

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three month periods ended December 31, 2017 and January 1, 2017, respectively:

	Three Month Period Ended
(in millions, except %)	December 31, 2017	January 1, 2017	Variance
Hardware & Home Improvement	325.9	288.8	37.1	12.8%
Global Pet Supplies	202.4	194.2	8.2	4.2%
Home and Garden	49.3	49.8	(0.5)	(1.0%)
Global Auto Care	68.9	69.5	(0.6)	(0.9%)
Total	$646.5	$602.3	44.2	7.3%

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended December 31, 2017 compared to reported net sales for the three month period ended January 1, 2017, respectively:

	December 31, 2017
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales January 1, 2017	Variance
Hardware & Home Improvement	325.9	(2.1)	323.8	—	323.8	288.8	35.0	12.1%
Global Pet Supplies	202.4	(4.8)	197.6	(24.8)	172.8	194.2	(21.4)	(11.0%)
Home and Garden	49.3	—	49.3	—	49.3	49.8	(0.5)	(1.0%)
Global Auto Care	68.9	(0.6)	68.3	—	68.3	69.5	(1.2)	(1.7%)
Total	$646.5	$(7.5)	$639.0	$(24.8)	$614.2	$602.3	11.9	2.0%

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), adjusted EBITDA Margin, and organic adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments.  During the three month period ended December 31, 2017, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and professional fees associated with non-acquisition based strategic initiatives of the Company. The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended December 31, 2017 and January 1, 2017, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended December 31, 2017:

Three Month Period Ended December 31, 2017 (in millions)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$31.1	$12.9	$0.7	$6.7	$68.7	$120.1
Income tax expense	—	—	—	—	(126.0)	(126.0)
Interest expense	—	—	—	—	38.6	38.6
Depreciation and amortization	11.0	10.4	4.7	3.9	3.0	33.0
EBITDA	42.1	23.3	5.4	10.6	(15.7)	65.7
Share based compensation	—	—	—	—	3.8	3.8
Acquisition and integration related charges	2.7	2.1	—	0.2	0.2	5.2
Restructuring and related charges	15.2	0.6	—	4.0	0.6	20.4
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	7.3	—	—	—	7.3
Other	—	—	—	—	2.5	2.5
Adjusted EBITDA	$60.0	$34.1	$5.4	$14.8	$(8.6)	$105.7
Net Sales	325.9	202.4	49.3	68.9	—	646.5
Adjusted EBITDA Margin	18.4%	16.8%	11.0%	21.5%	—	16.3%

Three Month Period Ended January 1, 2017 (in millions)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss) from continuing operations	$48.4	$19.4	$1.6	$13.1	$(69.7)	$12.8
Income tax expense	—	—	—	—	6.7	6.7
Interest expense	—	—	—	—	43.0	43.0
Depreciation and amortization	8.9	10.6	4.1	3.9	2.5	30.0
EBITDA	57.3	30.0	5.7	17.0	(17.5)	92.5
Share based compensation	—	—	—	—	7.2	7.2
Acquisition and integration related charges	1.8	0.1	—	1.3	0.1	3.3
Restructuring and related charges	0.1	0.6	—	1.5	—	2.2
Adjusted EBITDA	$59.2	$30.7	$5.7	$19.8	$(10.2)	$105.2
Net Sales	288.8	194.2	49.8	69.5	—	602.3
Adjusted EBITDA Margin	20.5%	15.8%	11.4%	28.5%	—	17.5%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended December 31, 2017	$60.0	$34.1	$5.4	$14.8	$(8.6)	$105.7
Effect of change in foreign currency	1.4	(0.4)	—	0.3	0.3	1.6
Net EBITDA Excluding Effect of Changes in Currency	61.4	33.7	5.4	15.1	(8.3)	107.3
Effect of acquisitions	—	(8.7)	—	—	—	(8.7)
Organic Adjusted EBITDA	61.4	25.0	5.4	15.1	(8.3)	98.6
Adjusted EBITDA - three month period ended January 1, 2017	59.2	30.7	5.7	19.8	(10.2)	105.2
Increase (Decrease) in Adjusted EBITDA	$2.2	$(5.7)	$(0.3)	$(4.7)	$1.9	$(6.6)
Increase (Decrease) in Adjusted EBITDA (%)	3.7%	(18.6%)	(5.3%)	(23.7%)	18.6%	(6.3%)

Page 15 / 16

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of forecast net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal year ending September 30, 2018:

(in millions)	September 30, 2018	September 30, 2017
Net cash flow from operating activities	$740-750	$665
Cash interest charges related to refinancing	—	5
Stanley settlement payment	—	23
Rawhide recall	—	9
Purchases of property, plant and equipment	(110) - (120)	(115)
Adjusted free cash flow	$620-640	$587

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